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                                                                     Exhibit 5.1
                                                                     -----------

                  [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]

                               ___________, 1996


Rykoff-Sexton, Inc.
1050 Warrenville Road
Lisle, Illinois 60532

     Re: 14,296,723 shares of Common Stock, par value $.10 per share, of Rykoff-Sexton, Inc. to be issued in connection with the merger of US Foodservice Inc. into USF Acquisition Corporation

Ladies/Gentlemen:

          We have acted as your counsel in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated February 2, 1996 among Rykoff-Sexton, Inc., a Delaware corporation (the "Company"), USF Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and US Foodservice Inc., a Delaware corporation ("US Foodservice"), pursuant to which (i) US Foodservice will be merged into Merger Sub (the "Merger"), (ii) 8,019,254.8759 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and 821,206.2466 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, "US Foodservice Common Stock"), of US Foodservice will be converted into a maximum of 12,880,552 shares of Common Stock, par value $.10 per share, of the Company (the "Merger Shares"), (iii) options to purchase a total of 744,275 shares of Class A Common Stock (the "USF Options") issued pursuant to the US Foodservice Inc. 1993 Stock Option Plan, the US Foodservice Inc. 1992 Stock Option Plan (as amended) and the Management Stock Option Plan of WS Holdings Corporation (as amended) (collectively, the "Plans") will be assumed by the Company and converted into options to purchase a maximum of 1,084,410 shares of Common Stock, par value $.10 per share, of the Company (the "Option Shares"), and (iv) warrants to purchase a total of 227,700 shares of Class A Common Stock ("USF Warrants") will be assumed by the Company and converted into warrants (the "RSI Warrants") to purchase a maximum of 331,761 shares of Common Stock, par value $.10 per share, of the Company (the "Warrant Shares").

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon and upon the
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Rykoff-Sexton, Inc.
              , 1996

Page 2



assumptions identified herein, and subject to the qualifications set forth herein, we are of the opinion that:

          1. The Merger Shares are duly authorized and, when issued in accordance with the Merger Agreement and upon the completion of the filing contemplated by the General Corporation Law of the State of Delaware, or at such later date and time as may be specified in such filing and accepted by the Secretary of State of the State of Delaware (the "Effective Time"), will be validly issued, fully paid and nonassessable.

          2. The Option Shares to be issued and sold pursuant to the Plans (and the authorized forms of stock option agreements thereunder) are duly authorized and, when issued and sold following the Effective Time in accordance with such Plans and agreements, validly issued, fully paid and nonassessable.

          3. The Warrant Shares to be issued and sold pursuant to the RSI Warrants are duly authorized and, when issued and sold following the Effective Time in accordance with the RSI Warrants, will be validly issued, fully paid and nonassessable.

          In rendering the opinions in paragraph 1 above, we have assumed that the shares of US Foodservice Common Stock to be converted into Merger Shares are duly authorized, validly issued, fully paid and nonassessable.

          In rendering the opinions in paragraph 2 above, we have assumed that
(i) the Plans and the forms of stock option agreements thereunder have been or will be prior to the Effective Time duly authorized and approved, (ii) the forms of stock option agreements evidencing the USF Options assumed by the Company shall have been duly approved by the Board of Directors of the Company prior to the Effective Time, and (iii) either payment of at least $.10 per share will be made to the Company upon the sale of the Option Shares or that the Option Shares sold will be treasury shares.

          In rendering the opinions in paragraph 3 above, we have assumed that
(i) the USF Warrants have been or will be prior to the Effective Time duly authorized and approved, (ii) the RSI Warrants shall have been duly approved by the Board of Directors of the Company prior to the Effective Time, and (iii) each holder of USF Warrants shall have duly consented to the issuance of the RSI Warrants and the form of legal opinion delivered to such holders pursuant to the terms of the USF Warrants.

          With respect to all of the documents reviewed by us in connection with this opinion, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. In rendering our opinion set forth above, we have relied as to factual matters upon information obtained from the Company and US Foodservice (and their respective officers and representatives) and public officials.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 (the "Registration Statement") filed by you to effect registration under the Securities Act of 1933, as amended, of the Merger Shares, the Option Shares and the Warrant Shares and to the reference to us under the caption "Validity of Common Shares" in the prospectus comprising a part of the Registration Statement.

                              Very truly yours,



                              /s/ JONES, DAY, REAVIS & POGUE